American Assets Trust, Inc. Reports Second Quarter 2013 Financial Results

FFO per share increases 23% year-over-year for the three months ended June 30, 2013
Same-store cash NOI increases 10.0% year-over-year for the three months ended June 30, 2013
Lloyd District Portfolio redevelopment and Sorrento Pointe development approved by regulatory authorities

SAN DIEGO, California - 7/30/2013 - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its second quarter ended June 30, 2013.

Financial Results and Recent Developments

•	Funds From Operations increased 23% and 21% to $0.37 and $0.75 per diluted share/unit for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012

•	Increasing 2013 annual guidance to a range of $1.47 to $1.50 of FFO per diluted share, a 2% increase over the prior midpoint

•	Net income available to common stockholders of $3.1 million and $6.3 million for the three and six months ended June 30, 2013, respectively, or $0.08 and $0.16 per diluted share, respectively

•	Same-store cash NOI retail, office, multifamily and mixed-use growth increased 10.5%, 4.8%, 31.6% and 12.2%, respectively, for the three months ended June 30, 2013 compared to the same period in 2012

•	Same-store cash NOI increased 10.0% and 9.3%, respectively, for the three and six months ended June 30, 2013, compared to the same periods in 2012

•	Lloyd District Portfolio mixed-use development, approximately 47,000 square feet of retail, 657 multifamily units and over 1,200 subterranean parking stalls, approved for development

•	Sorrento Pointe office development in San Diego, approximately 88,000 square feet, approved for development

•	Multifamily average monthly base rent increases 7.4% at June 30, 2013 compared to June 30, 2012

•	Embassy Suites—Waikiki Beach WalkTM increased Revenue per Available Room by 10% and 13% for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012

During the second quarter of 2013, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $21.4 million, or $0.37 per diluted share/unit, compared to $17.2 million or $0.30 per diluted share/unit for the quarter ended June 30, 2012. For the six months ended June 30, 2013, the Company generated FFO for common stockholders and unitholders of $43.2 million, or $0.75 per diluted share/unit, compared to $35.2 million or $0.62 per diluted share/unit for the six months ended June 30, 2012. Unitholders refers to holders of units of our operating partnership. The increase in FFO from the corresponding period in 2012 was largely due to additional operating income from acquisitions in the second half of 2012, City Center Bellevue and Geary Marketplace.

Net income attributable to common stockholders was $3.1 million, or $0.08 per basic and diluted share, for the three months ended June 30, 2013 compared to $1.7 million, or $0.04 per basic and diluted share, for the three months ended June 30, 2012. For the six months ended June 30, 2013, net income attributable to common stockholders was $6.3 million, or $0.16 per basic and diluted share, compared to net income attributable to common stockholder of $3.5 million, or $0.08 per basic and diluted share, for the six months ended June 30, 2012. The increase in net income attributable to common stockholders was largely due to additional operating income from acquisitions in the second half of 2012, as noted above.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2013	March 31, 2013	June 30, 2012
Total Portfolio
Retail	96.6%	96.1%	96.2%
Office	92.9%	93.8%	94.7%
Multifamily	97.7%	94.3%	97.7%
Mixed-Use:
Retail	93.8%	95.5%	93.9%
Hotel	88.6%	89.6%	90.4%

Same-Store Portfolio
Retail	96.5%	96.0%	96.2%
Office	92.9%	93.6%	96.5%
Multifamily	97.7%	94.3%	97.7%
Mixed-Use:
Retail	93.8%	95.5%	93.9%
Hotel	88.6%	89.6%	90.4%

During the second quarter of 2013, the Company signed 33 leases for approximately 143,500 square feet of retail and office space, as well as 281 multifamily apartment leases. Renewals accounted for 81.8% of the comparable retail leases, 58.3% of the comparable office leases and 54.1% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the second quarter of 2013, our retail and office leasing spreads are shown below:

Q2 2013	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Contractual Rent Per Sq. Ft.	Prior Average Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	11	39,000	8.9%	$30.60	$28.09	17.6%
Office	12	59,000	(3.8)%	$30.99	$32.23	5.4%

Multifamily
At June 30, 2013, the average monthly base rent per leased unit was $1,400 compared to an average monthly base rent per leased unit of $1,304 at June 30, 2012. At June 30, 2013 and 2012, the average percentage leased for multifamily units was 97.7%.

Same-Store Operating Income
For the three and six months ended June 30, 2013, same-store property operating income increased approximately 10.0% and 9.3%, respectively, on a cash basis and 4.6% and 4.8%, respectively, on a GAAP basis compared to the corresponding periods in 2012. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Six Months Ended (2)
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Cash Basis:
Retail	$17,234	$15,597	10.5%	$34,119	$31,454	8.5%
Office	11,730	11,194	4.8	22,315	20,893	6.8
Multifamily	2,558	1,944	31.6	4,991	4,172	19.6
Mixed-Use	5,064	4,514	12.2	10,635	9,438	12.7
	$36,586	$33,249	10.0%	$72,060	$65,957	9.3%

GAAP Basis:
Retail	$17,146	$16,366	4.8%	$34,048	$32,344	5.3%
Office	11,930	12,135	(1.7)	22,576	22,914	(1.5)
Multifamily	2,558	1,944	31.6	4,991	4,172	19.6
Mixed-Use	4,829	4,411	9.5	10,321	9,239	11.7
	$36,463	$34,856	4.6%	$71,936	$68,669	4.8%

(1)
Same-store portfolio excludes City Center Bellevue, Geary Marketplace and land held for development. 160 King Street is excluded from same-store portfolio, as it is classified as discontinued operations for all periods presented.

(2)
Same-store portfolio excludes One Beach Street, City Center Bellevue, Geary Marketplace and land held for development. 160 King Street is excluded from same-store portfolio, as it is classified as discontinued operations for all periods presented.

Retail property operating income increased for the three and six months ended June 30, 2013 compared to the corresponding periods in 2012 primarily due to an increase in the percentage leased and additional cost reimbursements primarily at Carmel Mountain Plaza, Alamo Quarry Market and Waikele Center. On a cash basis, the increase in property operating income is attributed to our Nordstrom Rack leases at Carmel Mountain Plaza and Alamo Quarry Market, which began rent payments during the third quarter of 2012.

Office property operating income increased on a cash basis for the three and six months ended June 30, 2013 compared to the corresponding periods in 2012 primarily due to an increase in rental revenue at The Landmark at One Market. Office property operating income on a GAAP basis slightly decreased during the second quarter of 2013 primarily due to a decrease in the percentage leased for the office properties.

Multifamily property operating income increased for the three and six months ended June 30, 2013 compared to the corresponding periods in 2012 primarily due to an increase in average monthly base rent per leased unit and decrease in real estate taxes related to supplemental property for fiscal year 2011 that were taxes paid during 2012.

Mixed-use property operating income increased for the three and six months ended June 30, 2013 compared to the corresponding periods in 2012 primarily due to higher revenue per available room of $244 and $255 for the three and six months ended June 30, 2013, respectively, compared to $222 and $225 for the three and six months ended June 30, 2012, respectively.

Development
The redevelopment opportunity at the Lloyd District Portfolio was approved by regulatory authorities during the third quarter of 2013 with ground breaking anticipated in September 2013, pending obtaining all permits and satisfaction of regulatory conditions.  The redevelopment includes upgrading the existing 238,000 square feet office tower (Lloyd 700), the addition of approximately 47,000 square feet of retail space, 657 multi-family units and approximately 1,200 subterranean parking stalls.  The redevelopment will be LEED certified and contain state of the art green features.

Sorrento Pointe was approved for development by regulatory authorities during the second quarter of 2013 with ground breaking anticipated for the September 2014, pending obtaining all permit and satisfaction of regulatory conditions.   Development plans include two LEED Silver certified Class A office buildings with structured parking.

These redevelopment and development opportunities are subject to market conditions and may not ultimately come to fruition.

Balance Sheet and Liquidity
At June 30, 2013, the Company had gross real estate assets of $2.0 billion and liquidity of $291.1 million, comprised of cash and cash equivalents of $63.3 million and $227.8 million of availability on its line of credit.

On May 6, 2013, we entered into an ATM equity program with four sales agents in which we may from time to time offer and sell shares of our common stock having an aggregate offering price of up to $150.0 million. The sales of shares of our common stock made through the ATM equity program are made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended. As of June 30, 2013, we issued 718,714 shares of common stock at a weighted average price per share of $35.09 for gross cash proceeds of $25.2 million. We intend to use the net proceeds to fund our development or redevelopment activities, repay amounts outstanding from time to time under our revolving credit facility or other debt financing obligations, fund potential acquisition opportunities and/or for general corporate purposes. As of June 30, 2013, we had the capacity to issue up to an additional $124.8 million in shares of common stock under our ATM equity program. Actual future sales will depend on a variety of factors including, but not limited to, market conditions, the trading price of our common stock and our capital needs. We have no obligation to sell the remaining shares available for sale under the ATM equity program.

Dividends
The Company declared dividends on its shares of common stock of $0.21 per share for the second quarter of 2013. The dividends were declared on April 25, 2013 to holders of record on June 14, 2013 and were paid on June 28, 2013.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending September 30, 2013. The dividend will be paid on September 27, 2013 to stockholders of record on September 13, 2013.

2013 Guidance
The Company increased full year 2013 FFO per diluted share to a range of $1.47 to $1.50 per share from the prior range of $1.42 to $1.49 per share. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the increase in guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.

Conference Call
The Company will hold a conference call to discuss the results for the second quarter 2013 on Wednesday, July 31, 2013 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-474-9502 and use the pass code 11845190. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, July 31, 2013 through Wednesday, August 14, 2013. To access the replay, dial 1-888-286-8010 and use the pass code 63328532. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's second quarter 2013 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2013	December 31, 2012
Assets	(unaudited)
Real estate, at cost
Operating real estate	$1,899,074	$1,891,549
Construction in progress	49,378	32,183
Held for development	8,964	14,944
	1,957,416	1,938,676
Accumulated depreciation	(295,461)	(270,494)
Net real estate	1,661,955	1,668,182
Cash and cash equivalents	63,340	42,479
Restricted cash	9,206	7,421
Accounts receivable, net	7,338	6,440
Deferred rent receivables, net	30,918	29,395
Prepaid expenses and other assets	64,002	73,670
Total assets	$1,836,759	$1,827,587
Liabilities and equity
Liabilities:
Secured notes payable	$1,044,299	$1,044,682
Accounts payable and accrued expenses	31,285	29,509
Security deposits payable	5,093	4,856
Other liabilities and deferred credits	59,558	62,811
Total liabilities	1,140,235	1,141,858
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock $0.01 par value, 490,000,000 shares authorized, 40,445,578 and 39,664,212 shares outstanding at June 30, 2013 (unaudited) and December 31, 2012, respectively	405	397
Additional paid-in capital	690,507	663,589
Accumulated dividends in excess of net income	(35,868)	(25,625)
Total American Assets Trust, Inc. stockholders' equity	655,044	638,361
Noncontrolling interests	41,480	47,368
Total equity	696,524	685,729
Total liabilities and equity	$1,836,759	$1,827,587

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Rental income	$59,705	$53,740	$118,927	$106,748
Other property income	3,209	2,391	6,167	4,832
Total revenue	62,914	56,131	125,094	111,580
Expenses:
Rental expenses	16,686	15,506	32,972	30,324
Real estate taxes	5,476	5,743	10,276	10,984
General and administrative	4,426	3,911	8,627	7,636
Depreciation and amortization	16,953	14,329	33,966	29,183
Total operating expenses	43,541	39,489	85,841	78,127
Operating income	19,373	16,642	39,253	33,453
Interest expense	(14,744)	(14,028)	(29,480)	(27,929)
Other income (expense), net	(65)	(217)	(344)	(363)
Income from continuing operations	4,564	2,397	9,429	5,161
Discontinued operations
Results from discontinued operations	—	227	—	334
Net income	4,564	2,624	9,429	5,495
Net income attributable to restricted shares	(133)	(131)	(265)	(263)
Net income attributable to unitholders in the Operating Partnership	(1,354)	(804)	(2,849)	(1,687)
Net income attributable to American Assets Trust, Inc. stockholders	$3,077	$1,689	$6,315	$3,545
Basic net income from continuing operations attributable to common stockholders per share	$0.08	$0.04	$0.16	$0.08
Basic net income from discontinued operations attributable to common stockholders per share	—	—	—	0.01
Basic net income attributable to common stockholders per share	$0.08	$0.04	$0.16	$0.09
Weighted average shares of common stock outstanding - basic	39,460,086	38,659,155	39,247,729	38,658,162
Diluted net income from continuing operations attributable to common stockholders per share	$0.08	$0.04	$0.16	$0.08
Diluted net income from discontinued operations attributable to common stockholders per share	—	—	—	0.01
Diluted net income attributable to common stockholders per share	$0.08	$0.04	$0.16	$0.09
Weighted average shares of common stock outstanding - diluted	57,429,837	57,055,244	57,244,174	57,054,509
Dividends declared per common share	$0.21	$0.21	$0.42	$0.42

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
Funds From Operations (FFO)
Net income	$4,564	$9,429
Depreciation and amortization of real estate assets	16,953	33,966
FFO, as defined by NAREIT	$21,517	$43,395
Less: Nonforfeitable dividends on incentive stock awards	(88)	(176)
FFO attributable to common stock and units	$21,429	$43,219
FFO per diluted share/unit	$0.37	$0.75
Weighted average number of common shares and units, diluted	57,640,176	57,454,594

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607